Exhibit 3.1

WALKER FINANCIAL CORPORATION

CERTIFICATE OF DESIGNATION OF

SERIES A PREFERRED STOCK

Pursuant to the provisions of the Bylaws of Walker Financial Corporation, a Delaware corporation (the “Company”), and Delaware General Corporate Laws, the undersigned, constituting all of the Directors of the Company act by unanimous written consent as follows:

WHEREAS, the Board of Directors consent to taking the following action without a meeting;

WHEREAS, the Certificate of Incorporation of the Company provides for a class of authorized stock known as preferred stock, comprised of up to 5,000,000 shares of $0.0001 par value, issuable from time to time in one or more series;

WHEREAS, the Board of Directors of the Company is authorized to fix and determine, by resolution or resolutions, the designations, powers, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, if any;

WHEREAS, it is the desire of the Board of Directors of the Company, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of 4,080,260 shares of the preferred stock that the Company has the authority to issue, as described in this Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock; and

THEREFORE, upon motion duly made the following Resolutions were adopted by unanimous written consent of the Board of Directors

RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock, as provided in this Certificate of Designation of Series A Preferred Stock as follows:

TERMS OF PREFERRED STOCK

Section 1.   Designation, Amount and Par Value. The series of preferred stock shall be designated as Series A Preferred Stock  and the number of shares so designated shall be 4,080,260, which shall not be subject to increase without the consent of the majority of the holders of the Series A Preferred Stock, (each, a “Holder” and collectively, the “Holders”). Each share of Series A Preferred Stock shall have a par value of $0.0001 per share and a stated value equal to $0.10 (the “Stated Value”).

Section 2.     Dividends.  The Holders of Series A Preferred Stock are only entitled to receive dividends when and as declared at the discretion of the Board of Directors of the Company.  Dividends are payable only to Holders of record on the stock records of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

Section 3.     Voting Rights.  The Holders of Series A Preferred Stock shall be entitled to such number of votes as shall be equal to two times the aggregate number of shares of Common Stock into which such Holder’s shares of Series A Preferred Stock are convertible immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent. Voting rights are non-cumulative. Series A Preferred Stock votes as a single class with the Common Stock on all matters presented to the stockholders for action.  Without the affirmative vote of the Holders of a majority of the Series A Preferred Stock then outstanding, voting as a separate class, the Company may not (i) amend, alter or repeal any of the preferences or rights of the Series A Preferred Stock, (ii) authorize any reclassification of the Series A Preferred Stock or (iii) create any class or series of shares ranking prior to the Series A Preferred Stock as to dividends or upon liquidation.

Section 4.    Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series A Preferred Stock an amount equal to the Stated Value per share plus any accrued and unpaid dividends thereon and any other fees thereon before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.  The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder.

Section 5.    Conversion.  Holders of Series A Preferred Stock will have the right, at their option, to convert such shares into shares of Common Stock at any time at the conversion rate then in effect, provided that, if any of the Series A Preferred Stock is redeemed, the conversion rights pertaining thereto will terminate on the third business day preceding the redemption date.

Each share of Series A Preferred Stock will be initially convertible into thirty-three (33) shares of Common Stock, subject to adjustment as described herein (the “Initial Conversion Rate”).  No fractional share or scrip representing a fractional share will be issued upon conversion of the Series A Preferred Stock.  The Company may either round up fractional shares of common stock or pay cash in lieu of issuing a fractional share at is sole discretion.

The Initial Conversion Rate of the Series A Preferred Stock shall be adjusted to preserve the cash value of the Stated Value if the Company (a) pays a dividend or makes a distribution on its shares of Common Stock (but not the Series A Preferred Stock) which is paid or made in shares of Common Stock, (b) subdivides or reclassifies its outstanding shares of Common Stock, (c) combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (d) distributes to all holders of its Common Stock evidences of its indebtedness or assets (excluding any divididend paid in cash out of legally available funds).

In case of any consolidation or merger to which the Company is a party other than a merger or consolidation in which the Company is the surviving corporation, or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, or in case of any statutory exchange of securities with another corporation, there will be no adjustment of the conversion price, but each holder of shares of Series A Preferred Stock then outstanding will have the right thereafter to convert such shares into the kind and amount of securities, cash or other property which he would have owned or have been entitled to receive immediately after such consolidation, merger, statutory exchange, sale or conveyance had such shares been converted immediately prior to the effective date of such consolidation, merger, statutory exchange, sale or conveyance.  In the case of a cash merger of the Company into another corporation or any other cash transaction of the type mentioned above, the effect of these provisions would be that the conversion features of the Series A Preferred Stock would thereafter be limited to converting the Series A Preferred Stock at the conversion price in effect at such time into the same amount of cash per share that such Holder would have received had such Holder converted the Series A Preferred Stock into Common Stock immediately prior to the effective date of such cash merger or transaction.  Depending upon the terms of such cash merger or transaction, the aggregate amount of cash so received in conversion could be more or less than the liquidation preference of the Series A Preferred Stock.

Series A Preferred Stock may be converted upon surrender of the stock certificate at least three (3) days prior to the redemption date at the office of the Company’s Transfer Agent, with the form of “Election to Convert” on the reverse side of the stock certificate completed and executed as indicated.

Section 6.   Dividends in Cash or in Kind. Holders shall be entitled to receive and the Company shall pay, cumulative dividends at the rate (as a percentage of the Stated Value per share) of 7% per annum, payable annually on the anniversary of the issuance of the Series A Preferred Stock (except that, if such date is not a business day, the payment date shall be the next succeeding business day) (“Dividend Payment Date”) or, if earlier than the Dividend Payment Date, at the time the Series A Preferred Stock is converted into Common Stock.  The form of dividend payments to each Holder shall be made in one of the following ways at the Holder’s sole option: (i) if funds are legally available for the payment of dividends, in cash, or (ii) in shares of Common Stock which shall be valued solely for such purpose at $0.003 per share, rounding up to the nearest whole share.  Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the date the Series A Preferred Stock is issued, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

Section 7.    Redemption.   The Series A Preferred Stock must be redeemed by the Company on the date two years after the date of this Certificate of Designation at a redemption price of $0.10 per share.  At the time of redemption, the Company must also pay any accrued dividends in the form selected by the Holder.  If the Company fails to pay the redemption amount hereunder in full pursuant to this Section on the date such amount is due in accordance with this Section, the Company will continue to pay dividends at a rate of 7% per annum, accruing daily from such date until the redemption amount, plus all interest thereon, is paid in full.

The redemption price will be appropriately adjusted if the Company (a) pays a dividend or makes a distribution on its shares of Common Stock (but not the Series A Preferred Stock) which is paid or made in shares of Common Stock, (b) subdivides or reclassifies its outstanding shares of Common Stock, (c) combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (d) distributes to all holders of its Common Stock evidences of its indebtedness or assets (excluding any divididend paid in cash out of legally available funds).

The redemption by the Company of all or any part of the Series A Preferred Stock is subject to the availability of cash and compliance with law.  If the Company declares to the Holder in writing that is does not have sufficient cash to redeem the stock in writing or can not legally redeem the Series A Preferred Stock pursuant to law, the Holder, in its sole discretion, may elect to (i) convert the Series A Preferred Stock into common stock; or (ii) continue to hold the Series A Preferred Stock in which case the Series A Preferred Stock will continue to accumulate and pay dividends until such time as the Company is able to redeem such Series A Preferred Stock or the Holder elects to convert such Series A Preferred Stock.

Section 8.     Miscellaneous.

(a)

 Lost or Mutilated Series A Preferred Stock Certificate.  If a Holder’s Series A Preferred Stock certificate is mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

Waiver.  Any waiver by the Company or the Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation.  The failure of the Company or the Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation.  Any waiver must be in writing.

Severability.  If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

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ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of  Series A Preferred Stock indicated below, into shares of Common Stock, par value $0.0001 per share (the “Common Stock”), of Walker Financial Corporation, a Delaware corporation (the “Company”), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion: ________________________________________________________________
Number of shares of Preferred Stock owned prior to Conversion: __________________________________
Number of shares of Preferred Stock to be Converted: ___________________________________________
Stated Value of shares of Preferred Stock to be Converted: _______________________________________
Number of shares of Common Stock to be Issued: ______________________________________________
Applicable Conversion Price:_______________________________________________________________
Number of shares of Preferred Stock subsequent to Conversion: ___________________________________
[HOLDER] By:___________________________________ Name: Title:

RESOLVED, FURTHER, that the chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Company be and they hereby are authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 30th day of July 2007.

/s/ Mitchell Segal____________

/s/ Peter Walker___________

Name: Mitchell Segal

Name: Peter Walker

Title:   President

Title:   Secretary